Exhibit 99.1

Hut 8 Announces New Chief Financial Officer

Sean Glennan to join as CFO on August 21, 2024

Glennan most recently served as Managing Director in the Global Power, Utilities
& Renewables group at Citigroup

MIAMI, FL, August 6, 2024 – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), a leading, vertically integrated operator of large-scale energy infrastructure and one of North America’s largest Bitcoin miners today announced that Sean Glennan will become the Company’s new Chief Financial Officer (CFO), effective August 21, 2024. Shenif Visram will be stepping down from his role as CFO for personal, family-related reasons. Visram will remain with the Company until Glennan assumes his role to oversee an orderly transition.

Glennan joins Hut 8 after a nearly 20 year career in financial services, including most recently serving as Managing Director in the Global Power, Utilities & Renewables group in Citigroup Global Markets’s Investment Banking division. During his 13 years at Citigroup, he advised on over $80 billion of combined M&A and capital markets activity in the power sector. Glennan was recognized not only for his contributions to his team and clients, but also for his leadership throughout the broader organization, serving key roles in the firm’s recruitment and training programs.

“We are thrilled to welcome Sean to the organization as we continue executing on our power-first thesis,” said Asher Genoot, CEO of Hut 8. “Sean brings a wealth of strategic, financial, and capital markets knowledge that, together with his rolodex of relationships in the space, will be a significant asset in shaping and realizing our future plans. In particular, his experience advising on transformative M&A deals with some of the largest players in power and utilities will be instrumental as we scale our platform with a focus on creative structuring and prudent capital allocation.”

“Hut 8 has a rare combination of being positioned at the center of a tremendous market opportunity, a differentiated plan for how to win, and a talented, driven team that I am confident will capitalize on this next phase of growth,” said Glennan. “I look forward to contributing my skillset and working closely with Asher, the leadership team, and the entire organization as they continue their tireless pursuit of building a value-creating, financially-disciplined business that others will aspire to follow for years to come.”

“On behalf of the entire Hut 8 team, I want to express our sincere gratitude to Shenif for his contributions during his tenure as CFO,” said Genoot. “Shenif’s expertise and guidance have left an indelible mark on our company and have positioned us for long-term success, particularly as we navigated a highly complex merger, re-domiciliation, and new listing. While his presence will be deeply missed, we wish him the best of luck as he takes some well-deserved time to focus on his family.”

About Hut 8

Hut 8 Corp. is an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services, and traditional data center operations across North America. Headquartered in Miami, Florida, Hut 8 Corp. has a portfolio comprising twenty sites: ten Bitcoin mining, hosting, and Managed Services sites in Alberta, New York, and Texas, five high performance computing data centers in British Columbia and Ontario, four power generation assets in Ontario, and one newly announced site in West Texas. For more information, visit www.hut8.com and follow us on X (formerly known as Twitter) at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events or developments that Hut 8 expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of the business, operations, plans and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely” or similar expressions. Specifically, such forward-looking information included in this press release includes statements relating to the Company’s long-term success, execution of its power-first thesis, shaping and realizing of its future plans, scaling of its platform, and building a value-creating, financially-disciplined business.

Statements containing forward-looking information are not historical facts, but instead represent management's expectations, estimates and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to, security and cybersecurity threats and hacks; malicious actors or botnet obtaining control of processing power on the Bitcoin network; further development and acceptance of the Bitcoin network; changes to Bitcoin mining difficulty; loss or destruction of private keys; increases in fees for recording transactions in the Blockchain; erroneous transactions; reliance on a limited number of key employees; reliance on third party mining pool service providers; regulatory changes; classification and tax changes; momentum pricing risk; fraud and failure related to digital asset exchanges; difficulty in obtaining banking services and financing; difficulty in obtaining insurance, permits and licenses; internet and power disruptions; geopolitical events; uncertainty in the development of cryptographic and algorithmic protocols; uncertainty about the acceptance or widespread use of digital assets; failure to anticipate technology innovations; the COVID19 pandemic, climate change; currency risk; lending risk and recovery of potential losses; litigation risk; business integration risk; changes in market demand; changes in network and infrastructure; system interruption; changes in leasing arrangements; failure to achieve intended benefits of power purchase agreements; potential for interrupted delivery, or suspension of the delivery, of energy to mining sites and other risks related to the digital asset mining and data center business. For a complete list of the factors that could affect Hut 8, please see the “Risk Factors” section of Hut 8’s Transition Report on Form 10-K, available under the Company’s EDGAR profile at www.sec.gov, and Hut 8’s other continuous disclosure documents which are available under the Company’s SEDAR+ profile at www.sedarplus.ca and EDGAR profile at www.sec.gov.

Contacts

Hut 8 Investor Relations

Sue Ennis

sue@hut8.com

Hut 8 Media Relations

Eoin Fay

eoin.fay@hut8.com